Exhibit 10.14

EXECUTION VERSION

CONFIDENTIAL

SETTLEMENT AND TERMINATION AGREEMENT

THIS SETTLEMENT AND TERMINATION AGREEMENT (“Termination Agreement”) dated as of October 8, 2012 (“Execution Date”), is entered into between Revance Therapeutics, Inc., a Delaware corporation having its principal place of business at 7555 Gateway Blvd., Newark, CA 94560 (“Revance”) and Medicis Pharmaceutical Corporation, a Delaware corporation with offices at 7720 North Dobson Road, Scottsdale, AZ 85256 (“Medicis”).

BACKGROUND

A. The Parties (as hereinafter defined) entered into that certain Option Agreement dated December 11, 2007 (“Option Agreement”), pursuant to which Revance granted to Medicis an option either to: (1) acquire Revance entirely pursuant to a Merger Agreement among the Parties, RTI Acquisition Corporation, Inc. and Robert Byrnes, as the Escrow Representative dated December 11, 2007 attached as an exhibit to the Option Agreement (“Merger Agreement”); or (2) obtain a certain license to develop and commercialize certain topical botulinum toxin products, including Revance’s product candidate known as RT001, on the terms set forth in a License Agreement between the Parties dated December 11, 2007 also attached as an exhibit to the Option Agreement (the “RT001 License Agreement”), all in accordance with the terms of the Option Agreement;

B. The Parties also entered into that certain License Agreement dated July 27, 2009 (“RT002 License Agreement”) pursuant to which Revance granted to Medicis a certain license to develop and commercialize certain injectable botulinum toxin products, including Revance’s Product candidate known as RT002, in accordance with the terms of the RT002 License Agreement.

C. Revance and Medicis are also parties to that certain Series C-1, C-2 and C-3 Preferred Stock Purchase Agreement dated December 11, 2007 (the “Series C Preferred Stock Purchase Agreement”), Revance Series D Preferred Stock Purchase Agreement dated December 8, 2009 (the “Series D Preferred Stock Purchase Agreement”), Revance Investor Rights Agreement, Revance Co-Sale Agreement, and Revance Voting Agreement, which agreements were entered into in connection with Medicis’ purchase of shares of Series C-3 Preferred Stock and Series D Preferred Stock of Revance.

D. Revance and Medicis are currently parties to a litigation pertaining to the Option Agreement and RT001 License Agreement now pending in the Chancery Court of the State of Delaware captioned Revance Therapeutics, Inc. v. Medicis Pharmaceutical Corporation, C.A. No.: 7549-VCL (the “Litigation”);

E. Without making any admission of liability or concession on strength of their respective claims, the Parties deem it to be in their best interests and to their mutual advantage to (i) settle the Litigation, (ii) terminate the Option Agreement, the RT001 License Agreement, the Merger Agreement and the RT002 License Agreement, and (iii) take such other actions as are provided herein, all on the terms and conditions set forth in this Termination Agreement.

EXECUTION VERSION

CONFIDENTIAL

NOW, THEREFORE, in consideration of all of the terms and conditions of this Termination Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

As used in this Termination Agreement, the following capitalized terms will have the meanings set forth in this Article I when used in this Termination Agreement.

1.1 “Acceleration Transaction” shall mean each of the following:

(a) a Change of Control;

(b) an Initial Public Offering in which shares of Revance’s capital stock owned by stockholders of Revance are included in and sold pursuant to the Initial Public Offering;

(c) a transaction (other than a Change of Control) in which Revance grants to a Third Party rights to commercialize either or both of RT001 or RT002, and as part of such transaction (or series of related transactions), Revance distributes Cash Proceeds from such transaction to any Revance stockholder, other than nonemployee advisors or consultants as a fee for services in connection with such transaction. For the avoidance of doubt, the grant of such commercialization rights alone shall not constitute an Acceleration Transaction so long as the Cash Proceeds of such transaction are not so distributed to Revance stockholders;

(d) making any cash dividend or other cash distribution or otherwise making any payment in cash or Marketable Securities to any Revance stockholder in respect of shares of Revance’s Preferred Stock, other than a cumulative total (prior to payment in full of the Second Payment Amount) of distributions or payments made to repurchase shares held by stockholders who collectively own less than ten percent (10%) of the total outstanding shares of Revance Preferred Stock as of the Execution Date (determined on an as-converted basis, based on the number of shares of Common Stock issuable upon such conversion);

(e) making any payment in cash or Marketable Securities to any Revance stockholder on account of convertible debt securities of Revance, to the extent such debt securities exist as of the Execution Date; and

(f) paying cumulative bonus payments in cash or Marketable Securities to employees who are Revance stockholders in any year in excess of Four Million Dollars (US $4,000,000) (prior to payment in full of the Second Payment Amount).

EXECUTION VERSION

CONFIDENTIAL

1.2 “Affiliate” of a Party shall mean any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Party, as the case may be, for as long as such control exists. As used in this Section 1.2, “control” shall mean: (a) to possess, directly or indirectly, the power to direct the management and policies of such Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital in such Person.

1.3 “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Marketing Approvals) of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.4 “BLA” means a Biologics License Application as defined in the United States Federal Food, Drug and Cosmetics Act and the regulations promulgated thereunder, or similar application filed with a Regulatory Authority.

1.5 “Cash Proceeds” shall mean any and all cash payments and Marketable Securities that Revance, its Affiliates and its and their successors and assigns receive following the Execution Date and shall include any amounts paid by a Third Party in satisfaction of debts of Revance, excluding (i) funds received in connection with any refinancing of the Existing Hercules Debt, up to the Refinanced Amount, (ii) the first Seven Million Dollars (US $7,000,000) of cash payments or Marketable Securities received by Revance after the Execution Date provided that all such amounts are paid to Medicis as the Upfront Payment, and (iii) funds received in connection with an equipment financing up to the cost of the equipment and the soft costs directly related to the equipment and facility improvements directly related to the purchase of such equipment being financed (e.g., maintenance and installation costs and other capitalized equipment or associated facilities related costs). Notwithstanding the foregoing, Cash Proceeds will be calculated net of amounts due to the payor of such Cash Proceeds or legally required to be withheld by the payor from such Cash Proceeds that are in fact deducted or withheld (including withholding taxes) from the amount of such Cash Proceeds, and net of any underwriter or placement agent fees, discounts and commissions and offering expenses paid to Third Parties (other than the payor of the Cash Proceeds) directly in connection with raising such proceeds in a public offering or private placement of securities. For clarity, neither the conversion of notes or other securities issued by Revance prior to the Execution Date (i.e., to the extent no cash payment or Marketable Securities are first received by Revance after the Execution Date as a result of such conversion) nor the value of any non-cash consideration (other than Marketable Securities) received by Revance shall be considered Cash Proceeds. For clarity, cash payments and Marketable Securities received by Affiliates, successors and assigns shall be included in Cash Proceeds only to the extent the same are received after the date such entities become an Affiliate, successor or assign of Revance.

EXECUTION VERSION

CONFIDENTIAL

1.6 “Change of Control” shall mean:

(a) Either: (A) a consolidation or merger of Revance with or into, or any other corporate reorganization with, a Qualified Third Party; or (B) any transaction or series of related transactions to which Revance is a party in which in excess of fifty percent (50%) of Revance’s voting power is transferred to a Qualified Third Party; in each of cases (A) and (B), where the security holders of Revance (in the aggregate) immediately prior to such consolidation, merger, reorganization or transaction, own less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger, reorganization or transaction;

(b) a sale, lease or other transfer to one or more Third Parties of all or substantially all of the assets of Revance; or

(c) a sale, lease or other transfer to one or more Third Parties of all or substantially all rights to RT001 Products for substantially all uses in the United States and at least three Major EU Markets. For the avoidance of doubt, and without limiting the foregoing: (i) a sale, lease or other transfer of all or substantially all rights for substantially all uses in the United States and at least three Major EU Markets to Revance’s topical botulinum toxin product candidate known as RT001 described in US IND number 100053 (“Existing RT001 Product”) shall constitute a Change of Control; and (ii) with respect to the Existing RT001 Product (x) the fields of aesthetic indications and hyperhidrosis shall together constitute substantially all uses and (y) the grant of any of the following for substantially all uses shall constitute substantially all rights: (1) exclusive commercialization rights or (2) the grant of exclusive rights with respect to the applicable BLA(s), the applicable data or the applicable patent rights for such uses;

The Parties agree that a merger, corporate reorganization, issuance of shares or other transfer of voting power shall not be deemed a “sale, lease or other transfer” for purposes of subparagraphs (ii) or (iii) above.

1.7 “Claims” shall mean any and all claims, actions, causes of action, demands, costs, grievances, duties, obligations, rights, counterclaims, debts, damages, losses, liabilities, judgments, and charges of whatever nature, whether known or unknown.

1.8 “Existing Hercules Debt” shall mean the principal amount (and any premium thereon), plus accrued and unpaid interest thereon and any fees and expenses and other amounts due, owed by Revance to Hercules Technology Growth Capital, Inc. (“Hercules Capital”) pursuant to that certain Loan and Security Agreement, dated as of September 20, 2011, as amended, restated, supplemented or otherwise modified from time to time, and any documents related thereto (the “Hercules Loan”). If Revance refinances or increases the amount of the Existing Hercules Debt, references herein to Existing Hercules Debt shall include the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, and other amounts due in connection with indebtedness for borrowed money of Revance, to banks, commercial finance lenders or other lending institutions regularly engaged in the business of lending money, including Hercules Capital, in connection with such refinancing and any increase, extension, refinance, renewal, replacement, defeasance or refunding thereof (each, a “Refinanced Loan”).

EXECUTION VERSION

CONFIDENTIAL

1.9 “FDA” shall mean the United States Food and Drug Administration, or any successor entity thereto performing similar functions.

1.10 “Initial Public Offering” shall mean an initial public offering pursuant to an effective registration statement on Form S-1 (or any similar successor form) under the Securities Act of 1933, as amended, covering the offer and sale of securities of Revance.

1.11 “Limited Initial Public Offering” shall mean an Initial Public Offering from which the Cash Proceeds to Revance are less than Sixty Million Dollars (US $60,000,000).

1.12 “Major EU Market” shall mean any of the United Kingdom, France, Germany, Italy or Spain.

1.13 “Marketable Securities” shall mean unrestricted securities that are listed and currently tradeable on NASDAQ or a national securities exchange, or are freely negotiable commercial paper, Treasury bills, and money market instruments.

1.14 “Marketing Approval” shall mean receipt of all requisite approvals, licenses, registrations or authorizations of the Regulatory Authority in a country necessary for the marketing of a Product in such country, but shall not include price or reimbursement or manufacturing approvals. For clarity, the approval of a BLA by the applicable Regulatory Authority shall constitute Marketing Approval. “Party” shall mean Revance or Medicis individually, and “Parties” shall mean Revance and Medicis collectively.

1.15 “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

1.16 “Product” shall mean either RT001 or RT002.

1.17 “Qualified Third Party” shall mean any entity that, for the most recent Relevant Accounting Period of such Third Party completed prior to the announcement of a Change of Control, had either (a) Net Cash, as of the end of such Relevant Accounting Period, equal to or exceeding the Qualifying Threshold or (b) annual consolidated revenues (with its consolidating affiliates) equal to or exceeding two times the Qualifying Threshold. Any entity controlled (as defined in Section 1.2 above) by such entity shall be deemed to be a Qualified Third Party. Promptly following the consummation of any Change of Control, Revance shall provide Medicis with audited financial statements of the Qualified Third Party for the most recent fiscal year completed prior to the announcement of a Change of Control. For such purposes, “Relevant Accounting Period” shall mean, with respect to 1.17(a) above, the most recent fiscal quarter, and with respect to 1.17(b)

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above, the most recent fiscal year; and “Net Cash” shall mean (i) cash and cash equivalents (including Marketable Securities) plus accounts receivable, less (ii) current liabilities, as reflected in the financial statements for the Relevant Accounting Period. “Qualifying Threshold” shall mean an amount equal to the Acceleration Balance Amount (as defined in 3.2(b) below) immediately prior to consummation of the Change of Control divided by 0.15.

1.18 “Refinanced Amount” shall mean (i) US $20,247,722.58; plus (ii) if Revance refinances or increases the amount of a Refinanced Loan, the amount of Cash Proceeds that Revance received pursuant to such prior Refinanced Loan (and for which a Proceeds Sharing Payment was paid under Section 3.2 below). For example, if Revance refinances the Hercules Loan and replaces it with a Refinanced Loan in the amount of US $25,000,000, then for purposes of such refinancing, the Refinanced Amount would be US $20,247,722.58 and the sum of US $4,752,277.42 (or US $25,000,000 minus US $20,247,722.58) would constitute Cash Proceeds. If Revance subsequently refinances such Refinanced Loan, then the Refinanced Amount for purposes of the subsequent refinancing would be US $25,000,000.

1.19 “Regulatory Authority” shall mean the FDA, or a regulatory body with similar authority in any other jurisdiction.

1.20 “RT001” shall mean any “Product” as defined in the RT001 License Agreement, including Revance’s topical botulinum toxin product candidate known as RT001 described in US IND number 100053.

1.21 “RT002” shall mean any “Product” as defined in the RT002 License Agreement.

1.22 “Third Party” shall mean any Person other than Revance, Medicis and their respective Affiliates.

ARTICLE II

TERMINATION OF TERMINATED AGREEMENTS; RELEASE; DISMISSAL

2.1 Termination of Terminated Agreements. Revance and Medicis hereby agree that each of the Option Agreement, the Merger Agreement, the RT001 License Agreement and the RT002 License Agreement (collectively, the “Terminated Agreements”) is hereby terminated in its entirety and shall be of no further force or effect as of the Termination Effective Date. The termination of the Option Agreement hereunder shall be deemed to be a termination thereof by mutual written consent of the Parties pursuant to Section 2.1(a) of the Option Agreement, accordingly, the Merger Agreement shall be deemed terminated pursuant to Section 6.1(a) of the Merger Agreement, and the RT001 License Agreement shall be deemed terminated pursuant to Section 10.2 of the RT001 License Agreement. The termination of the RT002 License Agreement hereunder shall be deemed to be a termination thereof pursuant to Section 9.2(a) of the RT002 License Agreement by mutual written agreement of the Parties. The Parties hereby waive all rights

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to notice of termination as may be otherwise provided under the Terminated Agreements or Applicable Laws. It is understood that Revance may retain any amounts previously paid to it under the Terminated Agreements.

2.2 Effect of Termination. Revance and Medicis further agree that the survival provisions set forth in Section 10.7 of the RT001 License Agreement, in Section 8 of the Merger Agreement and in Section 9.6 of the RT002 License Agreement, are hereby amended to negate the effect thereof, so that no right, obligation or provision of the Terminated Agreements survives or otherwise remains in effect after the Termination Effective Date. For the avoidance of doubt, notwithstanding any other provision of the RT001 License Agreement (including Section 10.7 thereof), the Merger Agreement (including Section 8 thereof) or the RT002 License Agreement (including Section 9.6 thereof) none of the provisions of the Terminated Agreements shall be deemed to survive, all licenses and rights granted by Revance to Medicis under the Terminated Agreements shall terminate immediately and revert back to Revance, Medicis shall have no rights or obligations with respect to either Product, and neither the Option Agreement, the Merger Agreement, the RT001 License Agreement nor the RT002 License Agreement (nor any provision thereof) shall have any force or effect whatsoever.

2.3 Release. Except with respect to the obligations created by, acknowledged, or arising out of this Termination Agreement, as of the Termination Effective Date each Party does hereby for itself and its respective legal predecessors, successors and assigns, and its Affiliates, and each of their respective current and former trustees, officers, directors, employees, agents, attorneys, and representatives, unconditionally release, covenant not to sue, and absolutely and forever discharge the other Party, together with its respective legal predecessors, successors and assigns, and its Affiliates, and each of their respective current and former trustees, officers, directors, employees, agents, attorneys, and representatives, from any and all Claims existing or arising from acts, omissions or circumstances existing as of the Termination Effective Date, whether known or unknown, anticipated or unanticipated, whether at law or in equity, which either Party may have or claim to have against the other Party or the other Persons identified above in the past, now or at any time in the future based on such Claims, including any and all claims for attorneys’ fees and costs (all of which are hereinafter referred to as and included within the “Released Matters”). It is the intention of the Parties in executing this Termination Agreement that this Termination Agreement will be effective as a full and final accord and satisfaction and mutual general release of and from all Released Matters.

2.4 Unknown Claims. In furtherance of the intentions set forth herein, each of the Parties acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

EXECUTION VERSION

CONFIDENTIAL

Each Party expressly waives and relinquishes any right or benefit which it has or may have under Section 1542 of the Civil Code of the State of California and any and all provisions, rights and benefits to similar effect conferred by any law of any state or territory of the United States or foreign country or principle of common or civil law. In connection with such waiver and relinquishment, each of the Parties acknowledges that it is aware that it or its attorneys or accountants may hereafter discover claims or facts in addition to or different from those which it now knows or believes to exist with respect to the subject matter of this Termination Agreement or the other Party hereto, but that its intention hereby is to fully, finally and forever settle and release all of the Released Matters, disputes and differences known or unknown, suspected or unsuspected, which now exist, may exist or heretofore have existed between the Parties, except as otherwise expressly provided. In furtherance of this intention, the releases herein given will be and remain in effect as full and complete mutual releases notwithstanding the discovery or existence of any such additional or different claim or fact.

2.5 Dismissal. Revance and Medicis each covenant and agree that within three (3) business days of execution of this Termination Agreement they will each seek dismissal with prejudice of all claims and/or counterclaims in the Litigation, by filing a motion to dismiss or by following such other procedures which may be reasonably necessary to dismiss with prejudice all claims and counterclaims in the lawsuit.

ARTICLE III

FINANCIAL TERMS

3.1 Upfront Payment. Revance shall pay to Medicis an amount equal to Seven Million Dollars (US $7,000,000) (the “Upfront Payment”) within thirty (30) days following the Execution Date. The date such payment is made shall be referred to herein as the Termination Effective Date. It is understood that the Upfront Payment is a firm obligation and is not contingent upon Revance raising additional funds or otherwise.

3.2 Proceeds Sharing Payments.

(a) In addition to the Upfront Payment, Revance shall pay to Medicis an aggregate amount equal to Fourteen Million Dollars (US $14,000,000.00) (such amount as it may be reduced pursuant to Section 3.5 the “Second Payment Amount”) by remitting to Medicis fifteen percent (15%) of any and all Cash Proceeds received by Revance, its Affiliates, and its and their successors and assigns within five (5) business days of receipt of thereof (each such 15% remittance, a “Proceeds Sharing Payment”) until Revance has paid Medicis the total Second Payment Amount in Proceeds Sharing Payments pursuant to this Section 3.2. Notwithstanding the foregoing, with respect to Cash Proceeds received pursuant to a Limited Initial Public Offering, the Proceeds Sharing Payment due hereunder shall be reduced to (i) ten percent (10%) of such Cash Proceeds if

EXECUTION VERSION

CONFIDENTIAL

such Cash Proceeds to Revance (after underwriting discounts and commissions and offering expenses) are less than Sixty Million Dollars (US $60,000,000) but equal to or greater than Forty Million Dollars (US $40,000,000), and (ii) five percent (5%) of such Cash Proceeds if such Cash Proceeds are less than Forty Million Dollars (US $40,000,000).

(b) If, prior to Medicis’ receipt of the total Second Payment Amount in Proceeds Sharing Payments pursuant to this Section 3.2, Revance consummates:

(i) an Acceleration Transaction as described in Section 1.1(a), 1.1(b) or 1.1(c) above, then the amount representing the difference between (A) the Second Payment Amount (or $12,880,000 if such Acceleration Transaction occurs prior to the first anniversary of the Execution Date) and (B) the aggregate amount of Proceeds Sharing Payments paid by Revance to Medicis prior to the consummation of the Acceleration Transaction (such amount, the “Acceleration Balance Amount”) shall become due and payable within five (5) business days after the consummation of the Acceleration Transaction; or

(ii) An Acceleration Transaction as described in Section 1.1(d), 1.1 (e) or 1.1(f) above, then the amount equal to the lesser of (A) the amount paid to a stockholder of Revance as described in Section 1.1(d), 1.1(e) or 1.1(f), as applicable, or (B) the Acceleration Balance Amount shall become due and payable within five (5) business days after the consummation of the Acceleration Transaction.

(c) For clarity, the total amount of all Proceeds Sharing Payments shall in no event exceed an aggregate, cumulative total of Fourteen Million Dollars (US $14,000,000), and once the total Second Payment Amount has been paid, Revance shall have no further obligations under this Section 3.2.

3.3 Approval Milestone Payment. In addition to the Upfront Payment and the Second Payment Amount, Revance shall make a one-time payment to Medicis of Four Million Dollars (US $4,000,000) (the “Approval Milestone Payment”) within thirty (30) days after the first receipt of Marketing Approval for a Product for the United States or a Major EU Market by Revance, its Affiliate or licensee. Only one such payment shall be made, regardless of how many Products achieve Marketing Approval or how many Marketing Approvals are obtained, so that the total amount due under this Section 3.3 shall not exceed Four Million Dollars (US $4,000,000).

3.4 Total Payments by Revance. In no event shall the cumulative total amount payable by Revance to Medicis pursuant to this Termination Agreement, including Section 3.1, Section 3.2 and Section 3.3 hereof, collectively exceed Twenty-Five Million Dollars (US $25,000,000), plus any accrued interest due pursuant to Section 3.5.

3.5 Payment Method; Prepayment. All payments pursuant to this Article III shall be made by bank wire transfer in immediately available funds to an account designated in writing by Medicis. Revance shall have the right to prepay any amounts (or portions thereof) payable pursuant

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to Sections 3.1, 3.2 or 3.3 above without penalty. Notwithstanding Section 3.2, in the event Revance pays a total of Twelve Million Eight Hundred Eighty Thousand Dollars (US $12,880,000.00) in Proceeds Sharing Payments prior to the first anniversary of the Execution Date, Revance shall have no further obligation hereunder to pay Proceeds Sharing Payments and the total Second Payment amount shall be deemed paid. In addition, in the event that Revance pays a total of at least US $7,000,000 prior to the first anniversary of the Execution Date, the total remaining Second Payment Amount due hereunder shall be reduced by an amount equal to eight percent (8%) of the Proceeds Sharing Payments made prior to the first anniversary of the Execution Date. Commencing on the third anniversary of the Execution Date, any unpaid balance of the Second Payment Amount shall accrue interest, from such date until paid, at an annual rate equal to the lesser of (i) eight percent (8%) or (ii) the maximum rate permitted under Applicable Laws.

3.6 Subordination Agreement. The payments to be made to Medicis pursuant to Sections 3.2 and 3.3 above are hereby expressly subordinated in right of payment with respect to Existing Hercules Debt (including any Refinanced Loan) and, unless otherwise expressly provided in a subordination agreement with any lender of Existing Hercules Debt or refinanced Existing Hercules Debt, no payment pursuant to Sections 3.2 or 3.3 above shall be made to Medicis in the event that a default or breach exists under the Existing Hercules Debt or any Refinanced Loan. Medicis agrees to execute and deliver to Hercules Capital the form of Subordination Agreement attached hereto as Schedule 3.6 (the “Subordination Agreement”); and if Revance refinances Existing Hercules Debt, Medicis agrees to execute and deliver to the lender of such Refinanced Loan a form of subordination agreement with respect to such Refinanced Loan as is commonly requested by such lender and to abide by the terms thereof.

3.7 Taxes. All excises, taxes, and duties (collectively “Taxes”) levied on account of a payment made by Revance to Medicis pursuant to this Article III will be the responsibility of and paid by Medicis. If Taxes are required under Applicable Laws to be withheld by Revance in connection with any payment made hereunder, Revance shall (i) deduct those Taxes from the payment and (ii) pay the Taxes to the proper taxing authority. In the event such taxing authorities routinely provide a Tax receipt upon payment, Revance will procure a receipt for any such withholding evidencing payment of such Taxes, which will be forwarded to Medicis. Medicis represents and warrants that it is resident for tax purposes in the United States and agrees to provide upon request a properly completed Form W-9 or other tax form necessary to certify United States residency or claim a reduction of, or exemption from, withholding.

ARTICLE IV

AMENDMENT OF EQUITY DOCUMENTS

4.1 Medicis Ownership of Revance Preferred Stock. The Parties hereby acknowledge and agree that Medicis shall retain its ownership of the 2,173,913 shares of Series C-3 Preferred Stock of Revance and the 138,385 shares of Series D Preferred Stock of Revance, which the Parties agree constitute all of the equity securities of Revance owned by Medicis immediately prior to the

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Execution Date (the “Revance Preferred Stock”), and that except as otherwise set forth in this Article IV and Schedules 4.2 and 4.3 attached hereto, Medicis’ ownership of and rights with respect to such Revance Preferred Stock shall not be changed as a result of this Termination Agreement.

4.2 Amendment of Revance Equity Rights Agreements. Medicis hereby consents to the amendments as of the Termination Effective Date to each of (a) the Revance Amended and Restated Co-Sale Agreement dated as of December 8, 2009, by and among Revance and the investors and founders named as parties thereto (“Revance Co-Sale Agreement”), (b) the Revance Amended and Restated Investor Rights Agreement dated as of December 8, 2009, as amended as of May 6, 2010, by and among Revance and the investors named as parties thereto (“Revance Investor Rights Agreement”), and (c) the Revance Amended and Restated Voting Agreement dated as of December 8, 2009, as amended on December 11, 2011, by and among Revance and the key holders and investors named as parties thereto (“Revance Voting Agreement”, and collectively with the Revance Co-Sale Agreement and Revance Investor Rights Agreement, the “Revance Equity Rights Agreements”), all as set forth in the form attached hereto as Schedule 4.2. To implement such consent, Medicis agrees to execute and deliver to Revance the form of amendment to the Revance Equity Rights Agreements attached hereto as Schedule 4.2 concurrently with the execution of this Termination Agreement, provided that such amendment shall not be effective until the Termination Effective Date.

4.3 Amendment of Revance Certificate of Incorporation. Medicis hereby consents to the amendment as of the Termination Effective Date of the Revance Amended and Restated Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on May 10, 2010 (the “Revance Certificate of Incorporation”) as set forth in Schedule 4.3 hereto. To implement such consent, Medicis agrees to execute and deliver to Revance the form of consent attached hereto as Schedule 4.3 concurrently with the execution of this Termination Agreement, provided that such amendment shall not be effective until the Termination Effective Date.

4.4 Amendment of Security Agreement. Medicis hereby consents to the amendment as of the Termination Effective Date of the Security Agreement by and among Revance and the other parties named therein, dated as of January 24, 2011, to which Medicis is a third party beneficiary to Section 5(h) thereunder, as set forth in the form attached hereto as Schedule 4.4. To implement such consent, Medicis agrees to execute and deliver to Revance the form of amendment to such Security Agreement attached hereto as Schedule 4.4 concurrently with the execution of this Termination Agreement, provided that such amendment shall not be effective until the Termination Effective Date.

4.5 Further Assurances. Commencing as of the Termination Effective Date, Medicis hereby agrees to promptly execute and deliver, or cause to be executed and delivered, all consents, amendments to the Revance Equity Rights Agreements and such further documents, certificates, agreements and instruments, and to take such further actions, as Revance may reasonably request, that are reasonably necessary for the purpose of carrying out and furthering the intent and purposes of this Article IV of the Termination Agreement.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 General Representations. Each Party hereby represents and warrants to the other Party as of the Execution Date as follows:

(a) Such Party has been represented by independent legal counsel of its own choosing in connection with this Termination Agreement, and has had adequate opportunity to consult with such counsel prior to the execution of this Termination Agreement.

(b) This Termination Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of this Termination Agreement by such Party have been duly authorized by all necessary corporate action and do not and will not: (i) require any consent or approval of its stockholders; (ii) to such Party’s knowledge, violate any Applicable Laws, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over such Party; nor (iii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which such Party is a party or by which it is bound. In particular, and without limiting the generality of the foregoing, each Party represents and warrants to the other Party that it is fully entitled to grant the releases, enter into the covenants, and undertake the obligations set forth herein.

(c) Such Party has not sold, assigned, conveyed, pledged, encumbered, or otherwise in any way transferred to any Person any Claim released by such Party pursuant to this Termination Agreement.

(d) Such Party has not filed, or is not aware that any Third Party has filed, any legal or administrative proceeding of any kind or nature against the other Party, other than the Claims filed in the Litigation.

(e) Such Party is not relying in any manner on any statement, promise, representation or omission, whether oral or written, express or implied, made by any person or entity, not specifically set forth in this Termination Agreement

(f) Other than this Termination Agreement, the Subordination Agreement, the Terminated Agreements, the Revance Equity Rights Agreements, the Series C Preferred Stock Purchase Agreement, the Series D Preferred Stock Purchase Agreement, and the Stipulation and Order Governing the Production and Exchange of Highly Confidential Information entered by the Chancery Court of the State of Delaware on July 5, 2012 (collectively, the “Existing Agreements”), there are no other agreements, contracts or other legally binding commitments existing as of (or immediately prior to) the Execution Date between the Parties or their Affiliates. If any such other

EXECUTION VERSION

CONFIDENTIAL

agreements contracts or commitments exist as of the Execution Date (i.e., other than the Existing Agreements), such other agreements, contracts and commitments shall be deemed terminated as of the Termination Effective Date. For clarity, the agreements listed on Schedule 5.1 shall not terminate.

ARTICLE VI

CONFIDENTIALITY; PRESS RELEASE

6.1 Confidential Information. Except as expressly provided in this Termination Agreement, the Parties agree that the receiving Party shall not publish or otherwise disclose and shall not use for any purpose any confidential or proprietary information or material furnished or made available to it by or on behalf of the other Party (i) prior to the Execution Date that was designated as confidential prior to the Execution Date or that the receiving Party should reasonably understand to be confidential, or (ii) on or after the Execution Date that is designated as confidential or that the receiving Party should reasonably understand to be confidential ((i) and (ii) collectively, “Confidential Information”). For clarity, all such information and materials that were received by a Party from the other Party in connection with the Existing Agreements shall be deemed to have been furnished in connection with this Termination Agreement and shall be deemed Confidential Information with respect to the receiving Party. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure or, as shown by written documentation, was developed by the receiving Party prior to its disclosure by the disclosing Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Termination Agreement or any other obligation of confidentiality between the Parties;

(d) was subsequently lawfully disclosed to the receiving Party, other than under an obligation of confidentiality, by a person other than the disclosing Party, and who did not directly or indirectly receive such information from the other Party; or

(e) is developed by the receiving Party without use of or reference to any Confidential Information received directly or indirectly from the other Party.

6.2 Permitted Disclosures. Notwithstanding the provisions of Section 6.1 above and 6.3 below, the receiving Party may disclose Confidential Information of the other Party to the extent necessary to comply with Applicable Laws, including applicable court orders or other legal process.

EXECUTION VERSION

CONFIDENTIAL

If a Party proposes to make a disclosure of the other Party’s Confidential Information under this Section 6.2, to the extent it may legally do so, it will give reasonable advance notice to the other Party of such disclosure and will use its good faith efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise).

6.3 Confidentiality of Terms. Each Party agrees not to disclose to any Third Party the terms of this Termination Agreement, without the prior written consent of the other Party hereto, except that, notwithstanding Sections 6.1 and 6.2 above, each Party may disclose the terms of this Termination Agreement: (a) to lenders (including Hercules Capital), advisors (including financial advisors, attorneys and accountants), actual or potential acquirors, partners or private investors, and others on a need to know basis, in each case under appropriate confidentiality provisions consistent with the nature of the information disclosed; or (b) to comply with Applicable Laws, including securities laws, regulations or guidances. Notwithstanding the foregoing, Revance may issue a press release in the form attached as Schedule 6.3(a) and Medicis may make the filing with the description of the transaction attached hereto as Schedule 6.3(b) (collectively, the “Initial Releases”). The Parties acknowledge and agree the Initial Releases are the statements of the Party making such release only and are not sanctioned by, admissions by, nor attributable to the other Party. Neither Party shall issue any press release nor make another public announcement of this Agreement or the transactions set forth herein, other than the statements made in the Initial Releases and as reasonably required by applicable securities laws and regulations. After the issuance by the Parties of the Initial Releases, each Party may disclose without restriction the information contained in either such Initial Release without the need for further approval by the other Party.

6.4 Return of Confidential Information. Promptly following the Termination Effective Date, each Party shall promptly return or destroy all relevant documents or materials in its possession or control containing Confidential Information received from the other Party. As to materials exchanged or produced in the Litigation, to the extent this provision is inconsistent with the Stipulation and Order Governing the Production and Exchange of Confidential and Highly Confidential Information entered by the Chancery Court of the State of Delaware on July 5, 2012 (“Stipulation and Order”), the Stipulation and Order shall control

ARTICLE VII

GENERAL PROVISIONS

7.1 Governing Law. This Termination Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Termination Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without reference to conflict of law principles.

7.2 Venue; Jurisdiction for Disputes. The Parties agree that the sole jurisdiction, venue and dispute resolution procedure for all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Termination Agreement, breach of this Termination Agreement or the transactions contemplated by this Termination Agreement

EXECUTION VERSION

CONFIDENTIAL

shall be the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery lacks jurisdiction over a particular matter, any court of the United States located in the State of Delaware or any state court located in the State of Delaware), and the parties to this Termination Agreement hereby consent to the jurisdiction of such court and waive any objection to the venue of such proceeding. Each of the parties agrees that process may be served upon it in the manner specified in Section 7.8 below and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process.

7.3 Costs and Attorneys’ Fees. The prevailing Party in any suit or proceeding arising out of or relating to this Termination Agreement shall be entitled to recover all of its costs and expenses, including reasonable attorneys’ fees, incurred in connection with such suit or proceeding, including any costs associated with collecting payments due hereunder.

7.4 No Implied Obligations. THIS TERMINATION AGREEMENT EXPRESSLY SETS FORTH ALL RIGHTS AND OBLIGATIONS OF THE PARTIES INTENDED HEREBY. NEITHER PARTY SHALL BE DEEMED TO HAVE ANY IMPLIED RIGHTS OR OBLIGATIONS WITH RESPECT TO ANY MATTERS CONTAINED HEREIN.

7.5 Modification. No amendment or modification of any provision of this Termination Agreement shall be effective unless in writing signed by a duly authorized representative of each Party. No provision of this Termination Agreement shall be modified or amended by any oral agreement not set forth in an agreement in writing and signed by a duly authorized representative of each Party.

7.6 Severability. In the event any provision of this Termination Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Termination Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

7.7 Entire Agreement. This Termination Agreement (including the Schedules attached hereto) constitutes the entire agreement between the Parties relating to its subject matter and supersedes all prior or contemporaneous agreements, understandings or representations, either written or oral (including the Terminated Agreements) between Revance and Medicis with respect to such subject matter.

7.8 Notices. Unless otherwise agreed by the Parties or specified in this Termination Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Termination Agreement shall be in the English language. Any notice required or permitted under this Termination Agreement shall be in writing in the English language: (a) delivered personally; (b) sent by registered or certified mail (return receipt requested

EXECUTION VERSION

CONFIDENTIAL

and postage prepaid); (c) sent by express courier service providing evidence of receipt, postage pre-paid where applicable; or (d) sent by facsimile (receipt verified and a copy promptly sent by another permissible method of providing notice described in paragraphs (b), (c) or (d) above), to the following addresses of the Parties or such other address for a Party as may be specified by like notice:

To Revance: Revance, Inc. 7555 Gateway Blvd Newark, CA 94560 Fax: (510) 742-3401 Attention: Chief Financial Officer	To Medicis: Medicis Pharmaceutical Corporation 7720 North Dobson Road Scottsdale, AZ 85256 Fax: (480) 291-8508 Attention: General Counsel

With a copy to:

Keker & Van Nest LLP

633 Battery Street

San Francisco, CA 94111-1809

Fax: (415) 397-7188

Attention: Stuart Gasner

Wilson, Sonsini, Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Fax: (650) 493-6811

Attention: Kenneth A. Clark

With a copy to: Arnold & Porter LLP 1600 Tysons Blvd., Suite 900 McLean, VA 22101 Fax: (703) 720-7399 Attn: Susan E. Hendrickson

Any notice required or permitted to be given concerning this Termination Agreement shall be effective upon receipt by the Party to whom it is addressed or within seven (7) days of dispatch whichever is earlier.

7.9 Assignment. This Termination Agreement shall not be assigned or otherwise transferred by either Party to any Affiliate or any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, conditioned or delayed; except that (i) Medicis may assign or otherwise transfer this Termination Agreement without such consent to any entity that acquires all or substantially all of the business or assets of Medicis to which this Termination Agreement relates, whether by merger, acquisition or otherwise, provided that the entity to whom this Termination Agreement is assigned assumes this Termination Agreement in writing or by operation of law; and (ii) Revance may assign or otherwise transfer this Termination Agreement without such consent to any entity that acquires all or substantially all of the business or assets of Revance to which this Termination Agreement relates, provided that the entity to whom this

EXECUTION VERSION

CONFIDENTIAL

Termination Agreement is assigned assumes this Termination Agreement in writing or by operation of law, and provided further that in the case of a Change of Control, prior to such assignment, Medicis has been paid the Acceleration Balance Amount in full. For clarity, after any such assignment or transfer all cash payments and Marketable Securities that such assignee or other transferee and its Affiliates receive following such assignment or transfer shall constitute Cash Proceeds (subject to the exclusions set forth in Section 1.5) hereunder until such time as the Second Payment Amount to Medicis hereunder has been satisfied in full. Furthermore, Medicis may assign its right to receive payment hereunder to any Affiliate or other Third Party without consent. Subject to the foregoing, this Termination Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Termination Agreement in contravention of this Section 7.9 shall be null and void.

7.10 Compromise Agreement. This Termination Agreement is a compromise and settlement of disputed Claims and is not intended to be, nor shall be construed as, any admission of liability or wrongdoing by any Party. This Termination Agreement and any performance or conduct under this Termination Agreement shall not be admissible in any arbitration, lawsuit, or other proceeding except as necessary to enforce the terms and conditions hereof. The Parties agree that this Termination Agreement fully resolves the Litigation. Medicis and Revance each shall be responsible for their respective legal and other fees and expenses associated with all aspects of the Litigation, and the negotiation of this Termination Agreement and any other related agreements.

7.11 Interpretation. The captions to the several Articles and Sections of this Termination Agreement are not a part of this Termination Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Termination Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. All references to a “business day” or “business days” in this Termination Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in the United States.

7.12 Counterparts. This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

EXECUTION VERSION

CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Termination Agreement as of the date first set forth above. Each of the persons executing this Agreement represents that he/she is authorized to execute on behalf, and therefore to bind, the respective Parties below.

REVANCE THERAPEUTICS, INC.

BY:	/s/ L. Daniel Browne

NAME:	L. Daniel Browne

TITLE:	President and CEO

MEDICIS PHARMACEUTICAL CORPORATION

BY:	/s/ Richard Peterson

NAME:	Richard Peterson

TITLE:	CFO

EXECUTION VERSION

CONFIDENTIAL

Schedule 3.6

Subordination Agreement

[See Attached]

SUBORDINATION AGREEMENT

This Subordination Agreement is made as of October      , 2012 by and among MEDICIS PHARMACEUTICAL CORPORATION (“Creditor”), REVANCE THERAPEUTICS, INC. (“Borrower”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC. (the “Lender”).

Recitals

A. Borrower has requested and/or obtained certain loans or other credit accommodations from Lender which are or may be from time to time secured by assets and property of Borrower pursuant to the terms of that certain Loan and Security Agreement dated September 20, 2011 by and between Borrower and Lender (the “Loan Agreement”).

B. Creditor has agreed to accept a series of payments from Borrower pursuant to that certain Settlement and Termination Agreement between Creditor and Borrower dated as of October      2012 (the “Settlement Agreement”).

C. Creditor is willing to subordinate: (i) all of Borrower’s payment obligations to such Creditor, whether presently existing or arising in the future under the Settlement Agreement (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to Lender; and (ii) all of Creditor’s security interests, if any, in Borrower’s property, to all of Lender’s security interests in the Borrower’s property.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Creditor does not claim, will not demand, and has not been granted, any security interest in any assets of Borrower to secure the obligations of Borrower under the Settlement Agreement. In the event that Creditor does obtain a security interest in, or lien on, any of Borrower’s assets, in violation of this Subordination Agreement or otherwise, Creditor subordinates to Lender any security interest or lien that Creditor may have in any property of Borrower. Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Lender, the security interest of Lender in the Collateral, as defined in the Loan Agreement, shall at all times be prior to the security interest of Creditor. Capitalized terms not otherwise defined herein shall have the same meaning as in the Loan Agreement.

2. All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Lender now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any Bankruptcy, reorganization or similar proceeding, and all obligations under the Loan Agreement (the “Senior Debt”). Notwithstanding the foregoing, Borrower may make, and Creditor may receive, payments that become due to Creditor after the date hereof in accordance with the Settlement Agreement so long as no Event of Default under the Loan Agreement has occurred and then exists, or would result from any such payments.

3. Creditor will not exercise any remedy with respect to, or realize upon, the Collateral for so long as any portion of the Senior Debt remains outstanding, provided (a) Creditor may bring an action against Borrower to compel performance under the Settlement Agreement and/or for the payment of damages for breach thereof, and obtain a judgment in respect thereof, and (b) Creditor may convert any part of Subordinated Debt into equity securities of Borrower in accordance with the terms of the Settlement Agreement.

4. Creditor shall promptly deliver to Lender in the form received (except for endorsement or assignment by such Creditor where required by Lender) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

5. In the event of Borrower’s insolvency, reorganization or any case or proceeding under any Bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Lender’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

6. For so long as any of the Senior Debt remains unpaid, Creditor irrevocably appoints Lender as Creditor’s attorney-in-fact, and grants to Lender a power of attorney with full power of substitution, in the name of Creditor or in the name of Lender, for the use and benefit of Lender, without notice to Creditor, to perform at Lender’s option the following acts in any Bankruptcy, insolvency or similar proceeding involving Borrower:

(i) To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Lender elects, in its sole discretion, to file such claim or claims; and

(ii) To accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that Lender deems appropriate for the enforcement of its rights hereunder.

7. Creditor shall immediately affix a legend to the instruments, if any, evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. No amendment of the Settlement Agreement or other documents relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of any security interest or lien that such Creditor may have in any property of Borrower. By way of example, such documents shall not be amended to accelerate the timing of the payments due under the Settlement Agreement.

8. This Agreement shall remain effective for so long as the Lender has any obligation to make credit extensions to Borrower or Borrower owes any amounts to Lender under the Loan Agreement or otherwise. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Lender for any reason (including, without limitation, the Bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Lender all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Creditor, Lender may take such actions with respect to the Senior Debt as Lender, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person. No such action or inaction shall impair or otherwise affect Lender’s rights hereunder.

9. This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Lender. This Agreement is solely for the benefit of Creditor and Lender and not for the benefit of Borrower or any other party. Creditor further agrees that if Borrower is in the process of refinancing a portion of the Senior Debt with a new lender, and if Lender makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

10. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Jurisdiction shall lie in the State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES. If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement or any of the transactions contemplated herein shall be resolved by judicial reference pursuant to Code of Civil Procedure Section 638 et seq before a mutually acceptable referee or, if none is selected, then a referee chosen by the Presiding Judge of the California Superior Court for Santa Clara County, provided this provision shall not restrict any party from seeking to enforce any prejudgment remedies.

12. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by Lender or Borrower in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower. This Agreement may be amended only by written instrument signed by Creditor and Lender.

13. In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Lender”

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:

Title:

“Borrower”

REVANCE THERAPEUTICS, INC.

By:

Title:

“Creditor”

MEDICIS PHARMACEUTICAL CORPORATION

By:

Title:

Schedule 4.2

Amendment to Revance Equity Rights Agreements

[See Attached]

REVANCE THERAPEUTICS, INC.

OMNIBUS AMENDMENT TO AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT, AMENDED AND RESTATED

VOTING AGREEMENT AND AMENDED AND RESTATED

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This Omnibus Amendment to Amended and Restated Investor Rights Agreement, Amended and Restated Voting Agreement and Amended and Restated Right of First Refusal and Co-Sale Agreement (this “Amendment”) is entered into as of October     , 2012 by and between Revance Therapeutics, Inc., a Delaware corporation (the “Company”), and the undersigned parties (the “Requisite Holders”).

WHEREAS, the Company and the Requisite Holders are bound by the terms of the Amended and Restated Voting Agreement as amended on December 8, 2011 (the “Voting Agreement”), Amended and Restated Right of First Refusal and Co-Sale Agreement (the “Co-Sale Agreement”) and, with respect to the Company and Investors only, the Amended and Restated Investors’ Rights Agreement as amended May 6, 2010 (the “Rights Agreement” and together with the Co-Sale Agreement and Voting Agreement, the “Agreements”) each originally dated as of December 8, 2009, which, among other things, provide certain rights to and obligations on the holders of the Company’s Common Stock, Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series C-3 Preferred Stock and Series D Preferred Stock;

WHEREAS, pursuant to the terms thereof, the Company and the holders of at least a majority of the Registrable Securities (as such term is defined in the Rights Agreement) then outstanding, and holders of a majority of the Series C-3 Preferred Stock to the extent adversely affected in a manner different than other holders, may amend the Rights Agreement, and all such required shares are held by the undersigned Requisite Holders;

WHEREAS, pursuant to the terms thereof, (i) the Company, (ii) holders of a majority of the Series D Stock (iii) holders of a majority of the Series C Stock (iv) holders of a majority of the Series B Stock, (v) holders of a majority of the Key Holder Shares (as defined in the Voting Agreement) held by Key Holders as defined in the Voting Agreement) then providing services to the Company as officers or employees and (v) other holders with respect to amendments or waivers to the section providing for their board designation rights, may amend the Voting Agreement, and all such required shares are held by the undersigned Requisite Holders;

WHEREAS, pursuant to the terms thereof, (i) the Company, (ii) a majority in interest of the Investor Stock (as defined in the Co-Sale Agreement) held by the Investors (as defined in the Co-Sale Agreement) and their assignees, pursuant to Section 6.4 of the Co-Sale Agreement, and (iii) a majority in interest of the shares of Founder Stock (as defined in the Co-Sale Agreement) held by the Founders (as defined in the Co-Sale Agreement) then providing services to the Company as an officer, employee or consultant, and all such required shares are held by the undersigned Requisite Holders;

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WHEREAS, this Amendment is entered into in connection with that certain Settlement and Termination Agreement by and between the Company and Medicis (the “Termination Agreement”) on or about the date hereof whereby, among other things, certain of Medicis’ rights with regard to its ownership of Series C-3 Preferred Stock and Series D Preferred Stock of the Company will be terminated; and

WHEREAS, such termination of rights requires an amendment to the Agreements and the Company and the Requisite Holders desire to amend the Agreements as provided herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Section 3.1(b) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“(b) So long as an Investor (with its affiliates), shall own at least twelve and one half percent (12.5%) of the outstanding shares of Series A Stock, twelve and one half percent (12.5%) of the outstanding shares of Series B Stock, twelve and one half percent (12.5%) of the outstanding shares of Series C-1 Stock and Series C-2 Stock considered together as a single class (each as adjusted for stock splits and combinations) (or in the case of Shepherd Ventures II, L.P. (“Shepherd”), Palo Alto Investors and PAC-LINK Bio Venture Capital Investment Corporation, so long as such Investor holds shares of Company Preferred Stock having an aggregate original issue price of at least $499,000), or twelve and one half percent (12.5%) of the outstanding shares of Series D Stock (a “Major Investor”), the Company will furnish each such Major Investor: (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent written revisions thereto), in form and substance reasonably acceptable to the Major Investors; and (ii) as soon as practicable after the end of each quarter, and in any event within thirty (30) days thereafter, a balance sheet of the Company as of the end of each such quarter, and a statement of income and a statement of cash flows of the Company for such quarter and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.”

2. Section 3.17(c) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“(c) Reserved”

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3. Section 5.5(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

“(a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least a majority of the then-outstanding Registrable Securities.”

4. Section 1.4 of the Co-Sale Agreement is hereby amended and restated to read in its entirety as follows:

“Major Investor” shall mean each investor (with its affiliates) who holds at least (i) twelve and one-half percent (12  1/2%) of the outstanding shares of Series A Stock, (ii) twelve and one-half percent (12  1/2%) of the outstanding shares of Series B Stock, (iii) twelve and one half percent (12.5%) of the outstanding shares of Series C-1 Stock and Series C-2 Stock considered together as a single class (each as adjusted for stock splits and combinations occurring after the date hereof), or in the case of Shepherd Ventures II, L.P., Palo Alto Investors and PAC-LINK Bio Venture Capital Investment Corporation, so long as such investor holds shares of Company Preferred Stock having an aggregate original issue price of at least $499,000; or (iv) twelve and one-half percent (12  1/2%) of the outstanding shares of Series D Stock. For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an “Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

5. Section 1.2(c) of the Voting Agreement is hereby amended and restated to read in its entirety as follows:

“(c) Reserved”

6. Section 1.9 of the Voting Agreement is hereby amended and restated to read in its entirety as follows:

“Change of Control. In the event that the Company’s Board of Directors and the holders of at least fifty five percent (55%) of then outstanding Preferred Stock, voting together as a single class on an as-converted to Common Stock basis (the “Requisite Holders”), approve a sale of the Company, in a single transaction or

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series of related transactions or the sale of all or substantially all of the Company’s assets, in a single transaction or series of related transactions (an “Approved Sale”) whether by means of a merger, consolidation or sale of stock or assets, or otherwise (each, a “Sale of the Company”), (i) if the Approved Sale is structured as a merger or consolidation of the Company, or a sale of all or substantially all of the Company’s assets, each Key Holder and Investor agrees to be present, in person or by proxy, at all meetings for the vote thereon, to vote all shares of capital stock held by such person for and raise no objections to such Approved Sale, and waive and refrain from exercising any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or (ii) if the Approved Sale is structured as a sale of the stock of the Company, the Key Holders and Investors shall each agree to sell their Key Holder Shares and Investor Shares on the terms and conditions approved by the Requisite Holders. Notwithstanding the foregoing, the Key Holders and Investors (collectively, the “Stockholders”) shall not be required to vote their respective Key Holder Shares and/or Investor Shares in favor of the Approved Sale or agree to sell their respective Key Holder Shares and/or Investor Shares in connection with an Approved Sale pursuant to this Section 1.9, as the case may be, unless (a) the terms of the Approved Sale do not provide that any such Stockholder would receive as a result of such Approved Sale less than the amount that would be distributed to such Stockholder in the event the proceeds of the Approved Sale were distributed in accordance with the liquidation preferences set forth in the Restated Certificate, (b) any representations and warranties required to be made by such Stockholder in connection with the Approved Sale are limited to representations and warranties made severally, and not jointly, by such Stockholder and are further limited to the representations and warranties related to authority, ownership and the ability to convey titled to shares owned, (c) the Stockholder shall not be liable for the inaccuracy of any representation or warranty made severally by any other Stockholder in connection with the Approved Sale, (d) the liability for indemnification, if any, of such Stockholder in the Approved Sale and for the inaccuracy of any representations and warranties made by the Company in connection with the Approved Sale, shall be several and not joint with any other Stockholder and shall be pro rata in proportion to the amount of consideration paid to such Stockholder in connection with the Approved Sale (in accordance with the provisions of the Restated Certificate) and (e) the liability shall be limited to such Stockholder’s applicable share of negotiated aggregate indemnification amount that applies equally to all Stockholders but that in no event exceeds the amount of consideration otherwise payable to such Stockholder in connection with such Approved Sale, except with respect to claims related to fraud by the Stockholder. Notwithstanding anything in this Agreement, including, without limitation, this Section 1.9, to the contrary, Medicis shall not be required in connection with any Approved Sale to agree pursuant to this Section 1.9 to (1) any noncompetition or similar covenant or agreement; (2) any other covenant or agreement that would directly restrict the business of Medicis or any of its Affiliates other than for customary restrictions generally applicable to the Stockholders, such as confidentiality and related provisions; or (3) release or waive any rights or claims unrelated to the Approved Sale against any Person.”

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7. Section 3.5 of the Voting Agreement is hereby amended and restated to read in its entirety as follows:

“Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of (i) the Company, (ii) holders of a majority of the Series D Stock (iii) holders of a majority of the Series C Stock (iv) holders of a majority of the Series B Stock and (v) holders of a majority of the Key Holder Shares held by Key Holders then providing services to the Company as officers or employees. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party provided, however, that notwithstanding the foregoing, (i) Section 1.2(a)(i) of this Agreement shall not be amended or waived without the written consent of Essex Eight, (ii) Section 1.2(b) of this Agreement shall not be amended or waived without the written consent of Essex Five, (iii) the last sentence of Section 1.9 of this Agreement shall not be amended or waived without the written consent of Medicis, (iv) Section 1.2(d)(i) of this Agreement shall not be amended or waived without the written consent of Vivo, and (v) Section 1.2(d)(ii) of this Agreement shall not be amended or waived without the written consent of Technology Partners. Notwithstanding the foregoing, this Agreement may be amended to add holders of additional shares of Common Stock or Preferred Stock as “Key Holders” or “Investors” hereunder by an instrument in writing signed by the Company and such holders.”

8. Except as expressly set forth herein, the Agreements shall remain in full force and effect and shall not be modified or altered in any other way.

9. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this OMNIBUS AMENDMENT as of the date first above written.

COMPANY:

REVANCE THERAPEUTICS, INC.

By:

L. Daniel Browne,
President and Chief Executive Officer

KEY HOLDERS/FOUNDERS (PROVIDING SERVICES TO THE COMPANY):

L. DANIEL BROWNE

JACOB M. WAUGH, M.D.

STOCKHOLDERS:

[INSERT STOCKHOLDER NAME]

By:

Name:

Title:

6

EXECUTION VERSION

CONFIDENTIAL

Schedule 4.3

Stockholder Consent Amending Revance Certificate of Incorporation

[See Attached]

1

ACTION BY WRITTEN CONSENT

OF THE STOCKHOLDERS

OF

REVANCE THERAPEUTICS, INC.

The undersigned stockholders of REVANCE THERAPEUTICS, INC., a Delaware corporation (the ‘Company’), pursuant to Sections 228 and 242 of the Delaware General Corporation Law (the ‘DGCL’), hereby vote all shares of voting stock of the Company held by them to adopt the following resolutions by written consent:

CERTIFICATE OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

WHEREAS, the Company’s Board of Directors (the “Board”) has declared the advisability of amending the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) to, among other things, terminate certain of Medicis Pharmaceutical Corporation (“Medicis”) rights with regard to its ownership of Series C-3 Preferred Stock and Series D Preferred Stock of the Company;

WHEREAS, pursuant to Section D(2)(b)(i) of Article IV of the Restated Certificate, the Company shall not amend any provision of the Restated Certificate unless approved by the written consent or affirmative vote of at least a majority of the outstanding shares of the Company’s Preferred Stock voting together as a single class;

WHEREAS, pursuant to Section D(2)(e)(i) of Article IV of the Restated Certificate, the Company shall not amend any provision of the Restated Certificate in any manner that alters or changes the voting or other power, preference or other special rights, privileges or restrictions on the Series C-3 Preferred Stock so as to affect them adversely in a manner different than other classes of stock unless approved by the written consent or affirmative vote of at least a majority of the outstanding shares of the Company’s Series C-3 Preferred Stock voting together as a single class; and

WHEREAS, the undersigned stockholders hold at least a majority of the outstanding shares of Company’s Preferred Stock and at least a majority of the outstanding shares of the Company’s Series C-3 Preferred Stock.

NOW THEREFORE BE IT RESOLVED, that the Certificate of Amendment to the Restated Certificate in the form attached hereto as Exhibit A, be, and it hereby is, adopted and approved in all respects (the “Certificate of Amendment”); and

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RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for and on behalf of the Company to file the Certificate of Amendment with the Delaware Secretary of State in the form and manner as required by the laws of the State of Delaware and with such changes as the Delaware Secretary of State may require.

GENERAL AUTHORIZING RESOLUTION

RESOLVED, that the appropriate officers of the Company be, and each of them hereby is, authorized and directed, for an on behalf of the Company, to make such filings and applications, to execute and deliver such documents and instruments, and to do such acts and things as such officer deems necessary or advisable in order to implement the foregoing resolutions;

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby is, authorized and directed, for an on behalf of the Company, to take such further action and execute such additional items as each may deem necessary or appropriate to carry out the purposes of the above resolutions; and

RESOLVED FURTHER, that any actions by any officer of the Company previously taken in furtherance of these resolutions are hereby ratified and approved.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, the undersigned has executed this ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS of REVANCE THERAPEUTICS, INC. as of the      day of October, 2012.

[INSERT STOCKHOLDER NAME]

By:

Print Name:

Title:

3

EXHIBIT A

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REVANCE THERAPEUTICS, INC.

REVANCE THERAPEUTICS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is Revance Therapeutics, Inc. (the “Corporation”).

SECOND: The original name of this company is Essentia Biosystems, Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was August 10, 1999.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

1. Article IV Section D(2)(e)(i) of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

“(i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Company, that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series C-3 Preferred Stock so as to affect them adversely in a manner different than other classes or series of stock (provided that any such amendment, alteration or repeal that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of all of the Series C Preferred Stock, or all of the Series Preferred, in a proportional manner, shall not be deemed to affect the Series C-3 Preferred Stock adversely in a manner different than the other series of such class); or”

2. Article IV Section D(2)(g)(iii) of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

“(iii) Reserved.”

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3. Article IV Section D(5)(l)(i) of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

“(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series Preferred, (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company (a “Public Offering”), upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series Preferred, or (C) immediately upon the closing of a Public Offering in which the per share price is at least $13.35 (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $50,000,000 (in each case, a “Qualified Public Offering”).”

FOURTH: Thereafter, pursuant to a resolution by the Board of Directors, this Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Company for their approval in accordance with the provisions of Section 228 and 242 of the DGCL. Accordingly, said proposed amendment has been adopted in accordance with Section 242 of the DGCL.

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EXECUTION VERSION

CONFIDENTIAL

Schedule 4.4

Amendment to Security Agreement

[See Attached]

AMENDMENT TO SECURITY AGREEMENT

This AMENDMENT TO SECURITY AGREEMENT (the “Agreement”) is made and entered into as of October      , 2012, by and among ReVance Therapeutics, Inc., a Delaware corporation (the “Debtor”) and the undersigned parties.

RECITALS

WHEREAS, pursuant to the terms of that certain Note and Warrant Purchase Agreement dated as of January 24, 2011 by and among the Debtor and the purchasers party thereto (as amended, restated, modified or supplemented and in effect from time to time, the “Purchase Agreement”), the Debtor has issued certain promissory notes (the “Notes”);

WHEREAS, the obligations of the Debtor to the holders of the Notes (the “Note Holders”) are secured pursuant to that certain Security Agreement by and among the Debtor and the Note Holders dated as of January 24, 2011 (as amended, restated, modified or supplemented and in effect from time to time, the “Security Agreement”);

WHEREAS, the Debtor has entered into that certain Settlement and Termination Agreement by and between Debtor and Medicis Pharmaceutical Corporation (“Medicis”) on or about the date hereof (the “Termination Agreement”) whereby, among other things, certain of Medicis’ rights set forth in the Security Agreement will be terminated; and

WHEREAS, the termination of such rights requires an amendment to the Security Agreement, and the Company, the undersigned Note Holders constituting the Requisite Holders (as defined in the Purchase Agreement) and Medicis desire to amend the Security Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 5(h) to the Security Agreement is amended and restated in its entirety to read as follows:

“(h) [Intentionally Deleted].”

2. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Amendment. Delivery by facsimile transmission or electronic mail transmission of an executed counterpart hereof shall have the same effect as delivery of an originally executed counterpart hereof.

[SIGNATURE PAGES FOLLOW]

1

IN WITNESS WHEREOF, the parties hereto have executed this AMENDMENT TO SECURITY AGREEMENT as of the date set forth in the first paragraph hereof.

REVANCE THERAPEUTICS, Inc.,
a Delaware corporation

By:
L. Daniel Browne,
President and Chief Executive Officer

MEDICIS PHARMACEUTICAL CORPORATION

BY:

NAME:

TITLE:

[INSERT NOTE HOLDER NAME]

BY:

NAME:

TITLE:

2

EXECUTION VERSION

CONFIDENTIAL

Schedule 5.1

Surviving Agreements Between the Parties

Revance Series C-1, C-2 and C-3 Preferred Stock Purchase Agreement dated December 11, 2007

Revance Series D Preferred Stock Purchase Agreement dated December 8, 2009

Revance Amended and Restated Co-Sale Agreement dated as of December 8, 2009, by and among Revance and the investors and founders named as parties thereto

Revance Amended and Restated Investor Rights Agreement dated as of December 8, 2009, as amended on May 6, 2010, by and among Revance and the investors named as parties thereto

Revance Amended and Restated Voting Agreement dated as of December 8, 2009, as amended on December 11, 2011, by and among Revance and the key holders and investors named as parties thereto

Stipulation and Order Governing the Production and Exchange of Highly Confidential Information entered by the Chancery Court of the State of Delaware on July 5, 2012

EXECUTION VERSION

CONFIDENTIAL

Schedule 6.3(a)

Press Release

[See Attached]

NEWS	FOR IMMEDIATE RELEASE

CONTACT:

Revance Therapeutics, Inc.

Niquette L. Hunt

Senior Vice President, Commercial Development

(510) 742-3464

REVANCE THERAPEUTICS REGAINS ALL WORLDWIDE RIGHTS TO ITS

BOTULINUM TOXIN PRODUCTS

NEWARK, Calif.—October XX, 2012 — Revance Therapeutics, Inc. (Revance) today announced a settlement and termination agreement for its contractual relationships with Medicis Pharmaceutical Corporation (NYSE: MRX) concerning RT001 Botulinum Toxin Type A Topical Gel and RT002 injectable Botulinum Toxin Type A. As part of the settlement, all worldwide rights to develop and commercialize both products across all indications will be returned to Revance. The agreement will also resolve the outstanding litigation between the companies.

Under the terms of the agreement, Revance will make an upfront payment to Medicis of $7 million and up to an additional $18 million based on certain events. In return, the RT001 Option Agreement and related agreements, and the 2009 RT002 License Agreement will be terminated in their entirety. Medicis will retain its current equity ownership in Revance. Additional terms of the agreement were not disclosed.

Following the effective date of the agreement, Revance will be moving forward with the Phase 3 program for RT001 in the lead aesthetic indication. RT001 has reached End of Phase 2 with the FDA after studying more than 550 patients in eleven clinical trials. Collectively, these trials showed that RT001 demonstrated statistically significant efficacy with a strong safety profile. Revance is also pursuing clinical development of RT001 for therapeutic indications.

In addition, Revance will be initiating the Phase 1/2 program for RT002. RT002 is a next generation injectable designed to provide greater safety and efficacy than currently available injectable botulinum toxin products.

“We are tremendously excited about recovering all global rights to our product portfolio. This independence and our entrepreneurial corporate culture will keep fueling scientific innovation and progress,” said Dan Browne, President and Chief Executive Officer of Revance. “Controlling the development and commercialization of these innovative compounds will allow us to leverage our groundbreaking neuromodulation platform and maximize the value of our botulinum toxin franchise.”

About RT001 and RT002

RT001 Botulinum Toxin Type A Topical Gel is an investigational product whose first aesthetic indication is designed to reduce crow’s feet wrinkles by temporarily relaxing the muscle around the eyes. Based on clinical results, Revance’s goal is to expand the market beyond injectable treatments which, despite their popularity, have only captured about 10% of the potential market. Revance believes that offering a safe, efficacious and painless procedure will appeal to many consumers who have considered treatment but are uncomfortable with the pain and bruising associated with injectables. RT001 is currently being studied for the treatment of lateral canthal lines (crow’s feet) and the therapeutic indications of hyperhidrosis (excessive sweating) and migraine headaches.

RT002 is an investigational, next-generation, injectable neurotoxin that integrates Revance’s proprietary, purified botulinum toxin type A molecule with the patented TransMTS® peptide technology. Pre-clinical data suggests the TransMTS technology may enhance delivery of the drug to the target which may positively affect duration of effect and safety profile.

About Revance Therapeutics, Inc.

Revance Therapeutics, Inc. (Revance) is a privately held specialty biopharmaceutical company which develops next generation products in dermatology and therapeutic medicine. Revance has developed a platform technology, TransMTS® that enables local, targeted delivery of botulinum toxin and other potent macromolecules across skin without patches, needles or other invasive procedures.

Revance is backed by a blue chip roster of healthcare venture capital investors, including Essex Woodlands Health Ventures, Vivo Ventures, Technology Partners, NovaQuest Capital Management, Shepherd Ventures, Palo Alto Investors, Bio*One Capital and Pac-Link Ventures. For more information, see the company website at www.revance.com

EXECUTION VERSION

CONFIDENTIAL

Schedule 6.3(b)

Filing

[See Attached]

MRX 8-K DRAFT FILING:

On October [—], 2012, Medicis Pharmaceutical Corporation (the “Company”) entered into a Settlement and Termination Agreement (the “Agreement) with Revance Therapeutics, Inc. (“Revance”) to settle litigation and terminate certain contractual relationships between the Company and Revance.

Pursuant to the terms of the Agreement, (i) the option to acquire Revance or to exclusively license certain of Revance’s topical botulinum toxin products purchased by the Company on December 11, 2007 and (ii) the License Agreement dated July 28, 2009 between the Company and Revance are terminated. In accordance with the Agreement, the previously disclosed litigation filed by Revance against the Company in the Court of Chancery of the State Delaware will be dismissed with prejudice and all claims under the terminated agreements, whether known or unknown, are released. The Agreement also provides for an upfront payment to the Company of $7 million to be made within 30 days of the Agreement, payments to the Company of up to $14 million to be made upon certain Revance capital raising achievements and a payment to the Company of $4 million to be made upon the achievement of certain regulatory milestones. The Company will maintain its minority ownership interest in Revance.